                                  Exhibit (15)





July 30, 1999



USG Corporation
125 South Franklin Street
Chicago, Illinois  60606



Gentlemen:

We are aware that USG Corporation has incorporated by reference into previously filed Registration Statement Numbers 33-40136 and 33-64217 on Form S-3 and 33-22581, as amended, 33-22930, 33-36303, 33-52573, 33-52715, 33-63554, and
33-65383 on Form S-8 its Form 10-Q for the quarter ended June 30, 1999, which includes our report dated July 15, 1999, covering the unaudited condensed financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP


ARTHUR ANDERSEN LLP


                                      -31-